As filed with the Securities and Exchange Commission on September 26, 2012
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASHLAND INC.
(Exact name of Registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation or organization)	20-0865835 (I.R.S. Employer Identification No.)

International Specialty Products Inc. 401(k) Plan

(Full title of the Plan)

Peter J. Ganz, Esq.
Senior Vice President and General Counsel
50 E. RiverCenter Boulevard
Covington, Kentucky 41012-0391
(859) 815-3333

(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company).	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	150,000 shares(2)	$73.91 (3)	$11,086,500	$1,270.52

_____________________________

1
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may be required in the event of a stock split, stock dividend or similar transaction that results in an increase in the number of shares of Common Stock.

2	Represents the estimated number of shares of Common Stock that may be acquired by the Trustee under the International Specialty Products Inc. 401(k) Plan.

3
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) based upon the average of the high and low reported sale prices of Ashland’s Common Stock reported on the New York Stock Exchange on September 24, 2012.

EXPLANATORY NOTE

Ashland Inc. (“Ashland”) entered into a Stock Purchase Agreement, dated May 30, 2011 (the “Stock Purchase Agreement”), with the shareholders of International Specialty Products Inc. (“ISP”) to acquire all of the outstanding equity interests of ISP.  Upon the consummation of the acquisition on August 23, 2011 (the “Effective Time”), ISP became a wholly owned subsidiary of Ashland.

In connection with the acquisition, Ashland has determined that the International Specialty Products Inc. 401(k) Plan (the “Plan”) will continue. The Plan was amended and restated effective as of January 1, 2009 and has been amended from time to time since January 1, 2009.  The Plan permits participating employees to make contributions to the Plan through payroll deductions and to invest such contributions in shares of common stock, par value $0.01 per share, of Ashland (“Common Stock”), as one of the investment options available under the Plan. Pursuant to specific provisions of the Plan, the employer makes matching contributions to the contributions made by participating employees and such matching contributions may be in the form of shares of Common Stock.

Ashland is filing this registration statement on Form S-8 (this “Registration Statement”) to register 150,000 shares of Common Stock to be purchased by or allocated to Plan participants through payroll deductions and investment elections or to be allocated to Plan participants as a result of employer matching contributions.

PART I

The documents containing the information specified in Part I of Form S-8 will be sent or given to Plan participants as specified in Rule 428(b)(1) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference

The following documents previously filed with the SEC are incorporated by reference in this Registration Statement:

(a)
Ashland’s Annual Report filed on Form 10-K for the fiscal year ended September 30, 2011, filed on November 23, 2011, which contains its audited consolidated financial statements for the fiscal year ended September 30, 2011.

(b)	Ashland’s Quarterly Reports on Form 10-Q filed on January 30, 2012, May 4, 2012 and July 31, 2012 for the quarterly periods ended December 31, 2011, March 31, 2012 and June 30, 2012, respectively.

(c)
Ashland’s Current Reports on Form 8-K filed on January 31, 2012, May 17, 2012, May 17, 2012, July 27, 2012, August 2, 2012, August 3, 2012, August 7, 2012, September 5, 2012, September 7, 2012, September 19, 2012 and September 21, 2012.

(d)	The description of Common Stock contained in Ashland’s registration statement on Form S-4 filed with the SEC on August 8, 2008, as amended.

In addition, all documents hereafter filed with the SEC by Ashland pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement or any Prospectus hereunder to the extent that a statement contained in any subsequent Prospectus hereunder or in any document subsequently filed with the SEC which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or any Prospectus hereunder.

Item 4.                      Description of Securities

Not applicable.

Item 5.                      Interests of Named Experts and Counsel

Not applicable.

Item 6.                      Indemnification of Directors and Officers

Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act contain detailed provisions for indemnification of directors and officers of Kentucky corporations against judgments, penalties, fines, settlements and reasonable expenses in connection with litigation.  Under Kentucky law, the provisions of a company’s articles and by-laws may govern the indemnification of officers and directors in lieu of the indemnification provided for by statute.  Ashland elected to indemnify its officers and directors pursuant to Ashland’s Third Restated Articles of Incorporation, and amendments thereto (the “Restated Articles”), Ashland’s By-laws and by contract rather than to have such indemnification governed by the statutory provisions.

 Article X of the Restated Articles permits, but does not require, Ashland to indemnify its directors, officers and employees to the fullest extent permitted by law.  Ashland’s By-laws require indemnification of its officers and employees under certain circumstances.  Ashland entered into indemnification contracts with each of its directors that require indemnification to the fullest extent permitted by law, subject to certain exceptions and limitations.

 Ashland purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) Ashland against certain costs which it might be required to pay by way of indemnification to its directors or officers under Ashland’s Restated Articles or By-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by Ashland.  In addition, Ashland purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which Ashland, or the fiduciaries under its employee benefit plans, which may include Ashland’s directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

Item 7.                      Exemption from Registration Claimed

Not applicable.

Item 8.                      Exhibits

Pursuant to Item 8(a), the shares of Common Stock registered hereby will be purchased through open-market transactions. Therefore, an opinion regarding the legality of the securities is not required.

Ashland has submitted or will submit the Plan and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans under Section 401 of the Internal Revenue Code of 1986, as amended.

The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description of Exhibit
4.1
Third Restated Articles of Incorporation of Ashland and amendment thereto effective February 3, 2009 (filed as Exhibit 3.1 to Ashland’s Form 10-Q for the quarter ended December 31, 2008 (SEC File No. 001-32532), and incorporated herein by reference)

4.2	By-laws of Ashland, effective as of June 30, 2005 (filed as Exhibit 3(ii) to Ashland’s Form 10-Q for the quarter ended June 30, 2005 (SEC File No. 001-32532), and incorporated herein by reference)
4.3	International Specialty Products Inc. 401(k) Plan, as amended and restated effective as of January 1, 2009*
4.4	First Amendment to the International Specialty Products Inc. 401(k) Plan dated January 6, 2010*
4.5	Second Amendment to the International Specialty Products Inc. 401(k) Plan dated March 11, 2010*
4.6	Third Amendment to the International Specialty Products Inc. 401(k) Plan dated July 14, 2010*
4.7	Fourth Amendment to the International Specialty Products Inc. 401(k) Plan dated March 18, 2011*
4.8	Fifth Amendment to the International Specialty Products Inc. 401(k) Plan dated August 9, 2011*
4.9	Sixth Amendment to the International Specialty Products Inc. 401(k) Plan dated September 20, 2012 and effective July 1, 2012*
4.10	Seventh Amendment to the International Specialty Products Inc. 401(k) Plan dated September 20, 2012 and effective October 1, 2012*
23	Consent of PricewaterhouseCoopers LLP*
24	Power of Attorney*

*Filed herewith.

Item 9.                      Undertakings

 (a)           Ashland hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Ashland pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Ashland hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Ashland’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Ashland pursuant to the foregoing provisions, or otherwise, Ashland has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Ashland of expenses incurred or paid by a director, officer or controlling person of Ashland in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ashland will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ashland certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on September 26, 2012.

ASHLAND INC.

By:	/s/ Peter J. Ganz
	Name:	Peter J. Ganz
	Title:	Senior Vice President and General Counsel

Pursuant to the requirements of the Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 26, 2012.

Signature	Title

*	Chairman of the Board and Chief Executive Officer
James J. O'Brien	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer
Lamar M. Chambers	(Principal Financial Officer)

*	Vice President and Controller
J. William Heitman	(Principal Accounting Officer)

*	Director
Brendan M. Cummins

*	Director
Roger W. Hale

*	Director
Kathleen Ligocki

*	Director
Vada O. Manager

*	Director
Barry W. Perry

*	Director
Mark C. Rohr

*	Director
George A. Schaefer, Jr.

*	Director
Janice J. Teal

*	Director
John F. Turner

*	Director
Michael J. Ward

*By:	/s/ Peter J. Ganz
Peter J. Ganz
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1
Third Restated Articles of Incorporation of Ashland and amendment thereto effective February 3, 2009 (filed as Exhibit 3.1 to Ashland’s Form 10-Q for the quarter ended December 31, 2008 (SEC File No. 001-32532), and incorporated herein by reference)

4.2	By-laws of Ashland, effective as of June 30, 2005 (filed as Exhibit 3(ii) to Ashland’s Form 10-Q for the quarter ended June 30, 2005 (SEC File No. 001-32532), and incorporated herein by reference)
4.3	International Specialty Products Inc. 401(k) Plan, as amended and restated effective as of January 1, 2009*
4.4	First Amendment to the International Specialty Products Inc. 401(k) Plan dated January 6, 2010*
4.5	Second Amendment to the International Specialty Products Inc. 401(k) Plan dated March 11, 2010*
4.6	Third Amendment to the International Specialty Products Inc. 401(k) Plan dated July 14, 2010*
4.7	Fourth Amendment to the International Specialty Products Inc. 401(k) Plan dated March 18, 2011*
4.8	Fifth Amendment to the International Specialty Products Inc. 401(k) Plan dated August 9, 2011*
4.9	Sixth Amendment to the International Specialty Products Inc. 401(k) Plan dated September 20, 2012 and effective July 1, 2012*
4.10	Seventh Amendment to the International Specialty Products Inc. 401(k) Plan dated September 20, 2012 and effective October 1, 2012*
23	Consent of PricewaterhouseCoopers LLP*
24	Power of Attorney*

*Filed herewith.